Exhibit 10.21

PURCHASE AND SALE AGREEMENT

FAIR OAKS PENDERBROOK APARTMENTS L.L.C.,

Seller

and

COMSTOCK HOMES, INC.

Purchaser

Premises:	Penderbrook Apartments
Fairfax, Virginia

Date:	As of November 9, 2004

TABLE OF CONTENTS

1	Definitions And Usage

2	Agreement Of Purchase And Sale; Conveyancing Instruments

3	Purchase Price

4	Title

5	Closing

6	Representations Of The Purchaser

7	Representations Of The Seller

8	Purchaser’s Due Diligence

9	Operation Of The Buildings And Other Improvements

10	Environmental Liabilities

11	Closing Documentation

12	Closing Adjustments; Closing Costs; And Transfer Taxes

13	Risk Of Loss

14	Escrow

15	Default; Conditions To Closing

16	No Assignment

17	Brokers

18	Notices

19	Exchange Provisions

20	Miscellaneous

PURCHASE AND SALE AGREEMENT made as of the 9th day of November, 2004, between FAIR OAKS PENDERBROOK APARTMENTS L.L.C., a limited liability company organized and existing under the laws of the State of Delaware having its principal office c/o W&M Properties, L.L.C., 60 East 42nd Street, New York, New York 10165; and COMSTOCK Homes, Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia having its principal office at 11465 Sunset Hills Road, Suite 510, Reston, Virginia 20190.

W I T N E S S E T H

In consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.     Definitions and Usage.

1.01         The following terms used herein shall have the meanings hereinafter ascribed to them:

(a)   “Acceptable Title” shall mean such title to the fee simple to the Premises as any reputable title insurance company licensed to conduct business in the Commonwealth of Virginia would be willing to insure (without an extra risk premium) in a fee owner’s title insurance policy without exception other than the Permitted Title Exceptions.

(b)   “Buildings” shall mean the buildings situated on the Premises.

(c)   “Buildings and other Improvements” shall mean the Buildings, structures, parking lots, and all other physical improvements constructed on any portion of the Premises.

(d)   “Business Days” shall mean all days, excluding Saturdays, Sundays, and all days observed by the courts of the Commonwealth of Virginia sitting in Fairfax County as legal holidays.

(e)   “Closing” shall mean the settlement conference at which the conveyance of the Property by the Seller to the Purchaser shall be made pursuant to the terms and provisions of this Agreement.

(f)    “Closing Date” shall mean the date on which the Closing shall occur as specified in Article 5 of this Agreement.

(g)   “Contract Deposit” shall mean the sums deposited with the Escrow Agent pursuant to paragraphs (a) and (b) of Section 3.02 and 5.01 hereof.

(h)   “Contract Period” shall mean the period from the date of this Agreement through the Closing Date, inclusive.

(i)    “Contracts” shall mean any and all service contracts and cable service and telecom agreements to which the Real Property or any portion thereof, the Seller or the Seller’s managing agent may be subject, affecting any portion of the Real Property.  Contracts do not include the Seller’s management agreement with the Seller’s managing agent.

(j)    “Conveyancing Instruments” shall mean the deed, assignments, and bill of sale referred to in Sections 2.02 through 2.06 hereof.

(k)   “Cure Amount” shall mean one hundred thousand and no/100 ($100,000.00) dollars.

(l)    “Damage or destruction” shall have the meaning ascribed in paragraph (a) of Section 13.01.

(m)  “Due Diligence Fee” shall mean seventy-five thousand and no/100 ($75,000.00) dollars payable pursuant to section 8.01 hereof.

(n)   “Due Diligence Period” shall mean the period specified in the first sentence of Section 8.01.

(o)   “Eastdil” shall mean Eastdil Realty Company, L.L.C.

(p)   “Environmental Laws” shall mean all (and “Environmental Law” shall mean any of the) federal, state and municipal laws, statutes, codes and ordinances, now or hereafter enacted or promulgated, pertaining to (i) the production, generation, release, discharge, emission, disposal, transportation, containment or storage, clean-up or remediation of any condition involving any Hazardous Substance, (ii) the licensing or permitting of any of the activities referred to in clause (i) or (iii) the regulation of any of such activities or any Hazardous Activity; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Refuse Act, 33 U.S.C. §§ 401 et seq.; any state or municipal environmental protection or environmental conservation statute or ordinance; or any law amending or superseding any of the foregoing; and any law of like or similar import to any of the foregoing, and the rules and regulations promulgated pursuant to such laws, statutes, codes and ordinances and all executive, administrative and judicial orders and decrees issued in connection with the enforcement of the foregoing, whether foreseen or unforeseen, ordinary or extraordinary, whether applying retroactively or prospectively.

(q)   “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended the Employee Retirement Income Security Act of 1974, as amended.

(r)    “Escrow Agent” shall mean Premier Title Insurance Company.

(s)   “Escrow Fund” shall mean the sum of (i) the Contract Deposit and (ii) any and all interest and dividends that may be earned on or paid with respect to the Contract Deposit.

(t)    “Hazardous Activity” shall mean any activity, process, procedure or undertaking, whether occurring before, on or after the date hereof, which directly or indirectly (i) produces, generates or creates any Hazardous Substance; (ii) causes or results (or threatens to cause or result) in the release of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems); (iii) involves the production, generation, release, discharge, emission, disposal, transportation or storage, clean-up or remediation of any Hazardous Substance; or (iv) causes or tends to cause the Real Property or any portion to become a hazardous waste treatment, storage or disposal facility within the meaning of any Environmental Law.

(u)   “Hazardous Condition” shall mean any condition which would be the basis for (i) any claim for damages, clean-up costs, remediation costs, fines or penalties under any Environmental Law or applicable common law or (ii) the imposition of any lien on any property pursuant to any Environmental Law.

(v)   “Hazardous Substance” shall mean any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., as any of the foregoing may be amended or superseded; oil; petroleum products, derivatives, compounds or mixtures; minerals, including asbestos; chemicals; gasoline; medical waste; polychlorinated  biphenyls (pcb’s); methane; radon; radioactive material, volatile hydrocarbons; or other material, whether naturally occurring, man-made or the by-product of any process, which is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety; or any other substance the existence of which on or at any property would be the basis for a claim for damages, clean-up costs or remediation costs, fine, penalty or lien under any Environmental Law or applicable common law.

(w)  “Insubstantial damage or destruction” shall have the meaning ascribed in paragraph (b) of Section 13.01.

(x)    “Intangibles” shall mean, to the extent under the control of the Seller and transferable by their terms, any and all (a) permits, licenses, approvals, utility rights, development rights, guaranties, warranties, security codes, access codes, post office boxes, telephone exchange numbers and systems (including “800” and “888” numbers for the Premises), (b) copyrights, trademarks, service marks, trade logos and other marks and trade names, all domain names and the content of all web pages relating solely to the ownership, use, operation and management of the Premises, including without limitation, the right to use the name “Penderbrook”, (c) existing surveys, blueprints, drawings, plans and specifications for or with respect to the Premises or any part thereof in the Seller’s possession or control; and (d) tenant lists and marketing, promotional and advertising drawings, brochures, booklets, manuals and other materials concerning the Property or any part thereof, including electronic versions thereof.

(y)   “Intended Use” shall mean the use of the Buildings and other Improvements for the uses permitted by the Certificate(s) of Compliance or Occupancy or Residential Use Permits issued for the Buildings and other Improvements in effect on the date of this Agreement or for condominium ownership of the residential apartment units.

(z)    “Leases” shall mean all leases, subleases, licenses, and other occupancy agreements affecting the Premises.

(aa) “Permitted Title Exceptions” shall mean the following, to the extent that any one or more of the same pertain to any portion of the Real Property:

(i)        the title exceptions referred to in Schedule B annexed hereto and made part hereof;

(ii)       real estate taxes, unpaid installments of assessments, water and sewer charges, which are or may become liens upon the Real Property and which are not due and payable as of the Closing Date;

(iii)      any state of facts shown on that certain survey of the Real Property dated November 19, 1995 prepared by Dewberry & Davis (the “Survey”) and any subsequent state of facts that an accurate survey of the Real Property would reveal, provided that such subsequent state of facts does not prevent the Intended Use of the Buildings and other Improvements or render title unmarketable;

(iv)      the Leases and the rights of tenants thereunder as tenants only;

(v)       zoning resolutions, ordinances and regulations and other statutes, codes and regulations regulating the use and occupancy of real estate, including building, fire and safety codes, Environmental Laws, and the Federal Fair Housing Act and any state or municipal equivalent;

(vi)      standard exclusions to coverage and conditions to such coverage set forth in a standard ALTA owner’s title insurance policy customarily used in Virginia without endorsement as would be issued on the Closing Date by any reputable title insurance company licensed to conduct business in the Commonwealth of Virginia.

(bb) “Personal Property” shall mean to the extent located at the Premises and owned by the Seller, all items of personal property, including, without limitation, the following: refrigerators, stoves, ovens, ranges, dishwashers, clothes washers and dryers, air conditioning units, light fixtures, mirrors, fixtures, computers, computer software applications, licenses and programs that are transferable by their terms, boilers, and the supplies (not consumed prior to Closing), office machines and apparatus, Intangibles, and the items referred to on Schedule H annexed hereto and made part hereof, which Personal Property is to be conveyed in their “as is” condition on the Closing Date to the Purchaser.

(cc) “Premises” shall mean the land described by metes and bounds in Schedule A annexed hereto and made part hereof.

(dd) “Property” shall mean (i) the fee simple estate in the Premises, (ii) the Real Property, (iii) all right, title and interest of the Seller, if any, in and to the land lying in the bed of each street or highway in front of or adjoining the Premises to the center line of such street or highway, (iv) the Leases and the rents therefrom from and after the Closing Date, (v) any unpaid award for any Taking by eminent domain or any damage to the Premises by the change of grade of any street or highway, (vi) the ways, easements, rights, privileges, and appurtenances in and to the Premises, and (vii) the Personal Property.  The Property specifically excludes all claims and causes of action of Seller against former and current tenants of the Buildings.

(ee) “Purchase Price” shall mean the aggregate sum payable by the Purchaser to the Seller as specified in Section 3.01 of this Agreement in consideration of the conveyances of the Property to be made by the Seller pursuant to Article 2 hereof.

(ff)   “Purchaser” shall mean Comstock Homes, Inc.

(gg) “Real Property” shall mean the Premises and the Buildings and other Improvements.

(hh) “Seller” shall mean Fair Oaks Penderbrook Apartments L.L.C.

(ii)   “Substantial damage or destruction” shall have the meaning ascribed in paragraph (c) of Section 13.01.

(jj)   “Taking” shall have the meaning ascribed in paragraph (d) of Section 13.01.

1.02         The words “herein,” “hereof,” “hereto,” “hereunder” and variants thereof shall be interpreted as being references to this Agreement as a whole and not merely the clause, paragraph, Section or Article in which such word appears.  Lists following words such as  “include” and “including” shall be deemed to be examples only and not exhaustive of all possible items of similar nature that could otherwise have been set forth and the words “include” and “including” shall be read to mean “to include or including, without limiting the generality of the foregoing.”

1.03         Where any representation made herein by the Seller is made “to the best of the Seller’s knowledge,” it is understood and agreed that such representation is made based solely upon the actual knowledge, without investigation, of the person who is, on the date hereof, the manager of the Real Property.

1.04         Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular or plural of any defined term or other word shall, as the context may require, be deemed to include, as the case may be, either the plural or the singular.  All Article,

Section, Schedule and Exhibit references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the Articles, Sections, Schedules, and Exhibits of this Agreement.

2.     Agreement of Purchase and Sale; Conveyancing Instruments.

2.01         The Seller shall sell and the Purchaser shall purchase the Property upon the terms and subject to the conditions hereinafter set forth.

2.02         The Seller shall on the Closing Date convey and the Purchaser shall accept Acceptable Title to the Real Property by a special warranty deed in the form annexed hereto and made part hereof as Exhibit 1.

2.03         The Seller shall on the Closing Date assign without representation or warranty (except as set forth herein) to the Purchaser all of the Seller’s right title and interest in and to the Leases, and the Purchaser shall accept the same and assume all of the Seller’s obligations under the Leases, by an assignment and assumption agreement in the form annexed hereto and made part hereof as Exhibit 2.

2.04         The Seller shall on the Closing Date convey to the Purchaser the Personal Property, in its “as is” condition on such day, by a bill of sale in the form annexed hereto and made part hereof as Exhibit 3.

2.05         The Seller shall on the Closing Date assign without representation or warranty (except as set forth herein) to the Purchaser all of the Seller’s right, title and interest under each of the Contracts, and the Purchaser shall accept the same and assume all of the Seller’s obligations under the Contracts, by an assignment and assumption agreement in the form annexed hereto and made part hereof as Exhibit 4.

2.06         The Seller shall on the Closing Date assign without representation or warranty (except as set forth herein) to the Purchaser all of the Seller’s right, title and interest under each transferable license and permit in the Seller’s possession for the use and operation of any items constituting Intangibles, and any equipment and apparatus for the Buildings and other Improvements, and the Purchaser shall accept the same and assume all of the Seller’s obligations under such licenses and permits, by an assignment and assumption agreement in the form annexed hereto and made part hereof as Exhibit 5.

3.     Purchase Price.

3.01         The Purchase Price to be paid by the Purchaser to the Seller for the Property is seventy-five million and no/100 ($75,000,000.00) dollars.

3.02         The Purchase Price shall be paid by the Purchaser to the Seller in the lawful currency of the United States of America, as follows:

(a)   Four hundred twenty-five thousand and no/100 ($425,000.00) dollars within one (1) business day after the execution of this Agreement by Seller and Purchaser by immediately available funds wired to the Escrow Agent’s designated account in accordance with wiring instructions provided by the Escrow Agent, time being of the essence;

(b)   Five hundred thousand and no/100 ($500,000.00) dollars upon the expiration of the Due Diligence Period by immediately available funds wired to the Escrow Agent’s designated account in accordance with wiring instructions provided by the Escrow Agent, time being of the essence; and

(c)   The balance of the Purchase Price (as adjusted pursuant to Article 12 hereof) upon the Closing on the Closing Date by federal funds wired to the Escrow Agent and then to one or more accounts designated by the Seller two (2) Business Days prior to the Closing Date.  Notwithstanding anything herein set forth to the contrary, the Due Diligence Fee shall be applied to the payment of this portion of the Purchase Price.

3.03         If the Purchaser shall fail to make the payment (or deliver a permitted letter of credit in lieu thereof) pursuant to paragraph (b) of Section 3.02 within two (2) Business Days following notice from the Seller that the Purchaser failed to make such payment or three (3) Business Days following the due date of such payment, whichever is earlier, the same shall constitute a default of the Purchaser hereunder, and the Seller may terminate this Agreement and retain any Escrow Fund as liquidated damages.

3.04         No portion of the Purchase Price has been allocated to any Personal Property that may be conveyed pursuant hereto.  If any governmental authority shall assess any sales tax (or similar tax) in connection with the conveyance of such Personal Property, the Purchaser shall pay such tax and any interest or penalties or both which may be payable with respect to the same and indemnify and hold the Seller harmless for any such taxes, interest and penalties which the Seller may become obligated to pay.  The obligations of the Purchaser pursuant to this Section 3.04 shall survive the Closing.

3.05         The Seller may use any portion of the proceeds of the Purchase Price at the Closing to satisfy and discharge any lien or other title defect affecting the Real Property or any other, property, estate or interest to be conveyed pursuant hereto.

3.06         Funds wired in connection with the Closing (including the Contract Deposit) by the Escrow Agent and the Seller’s designated recipient shall be unable to confirm receipt of such funds by 2:00 p.m. Eastern Standard Time, then there shall be added to (and deemed to be included in the definition of) the Purchase Price a sum equal to the product which results from multiplying (i) the amount of the Purchase Price by (ii) 0.00023 by (ii) the number of days (including the Closing Date) from the Closing Date to the first Business Day when such funds have been received by the Seller and the Seller’s designated recipient.  No conveyance to be made by the Seller pursuant hereto shall be deemed effective until the entire Purchase Price shall have been received by the Seller and the Seller’s designated recipient(s) thereof and such receipt has been confirmed by the Seller or the Seller’s recipient(s), as the case may be.

3.07         For the purposes hereof, the term “immediately available funds” shall mean United States dollars, which require no further clearance to be invested immediately by the Seller and earn interest thereon from the time of such investment.  Notwithstanding anything herein set forth to the contrary, the Purchaser may, in lieu of the payments under paragraph (a) or paragraph (b) of Section 3.02 or both of them, deliver to the Escrow Agent one or more irrevocable, unconditional letters of credit payable on sight issued (or confirmed for payment) by Branch Banking and Trust Company or another New York Clearinghouse Association member bank having capital and surplus of at least $10 billion, payable to the Seller as the sole beneficiary.  Any such letter of credit shall be payable upon presentation of only said letter of credit and a sight draft and shall have an expiry date not earlier than November 9, 2005.

4.     Title.

4.01         The Purchaser shall promptly order a title report of the Real Property from a national title insurance company licensed to do business in the Commonwealth of Virginia or such company’s agent.  The Purchaser shall promptly inform the Seller and its counsel of any title defect (including any defect disclosed by a survey of the Premises) not among the Permitted Title Exceptions after learning of the same and deliver a copy of such title report (and any survey prepared on behalf of or obtained by the Purchaser) to the Seller promptly after the receipt of the same, but not later than the last day of the Due Diligence Period.  If the Purchaser shall fail to notify the Seller and its counsel of the existence of any title exception or defect not among the Permitted Title Exceptions by the expiration of the Due Diligence Period, then objection to such title exceptions and defects shall be deemed to have been waived by the Purchaser, and such title exceptions and defects shall be deemed to be Permitted Title Exceptions.  If any title exception or defect not among the Permitted Title Exceptions shall arise after the Due Diligence Period, the Purchaser shall notify the Seller thereof within two (2) Business Days of the Purchaser’s becoming aware of the same or such title exceptions and defects shall likewise be deemed to have been waived by the Purchaser and such title exceptions and defects shall be deemed to be Permitted Title Exceptions.

4.02         The Seller shall not be obligated to cure any title defect or to remove any exception to title not among the Permitted Title Exceptions (including any violation noted or issued, of any building, fire, safety, Environmental Law, or other law, code, ordinance or regulation affecting the Real Property), if the aggregate cost of curing all such title defects and removing such exceptions not among the Permitted Title Exceptions (including any violation noted or issued, of any building, fire, safety, Environmental Law or other law, code, ordinance or regulation affecting the Real Property) shall exceed the Cure Amount, except that the Seller shall cause any mortgage (or deed of trust) of the Real Property securing indebtedness for borrowed money, and any judgment against the Seller and mechanics’ or other statutory liens, encumbering the Real Property to be discharged of record irrespective of the amount.  If the Seller elects to cure any title defect or to remove any exception to title not among the Permitted Title Exceptions (including any violations noted or issued, of any or all building, fire, safety and other laws, codes, ordinances and regulations affecting the Real Property), (which election shall be made by the Seller within five (5) Business Days after receipt of the Purchaser’s objections), it shall be entitled to adjourn the Closing Date for up to sixty (60) days to attempt to cure such defect or remove such exception.  Notwithstanding anything herein contained to the contrary, the Seller shall not be obligated to institute or prosecute any legal proceeding to cure or discharge any title defect or exception to title.

4.03         If the Seller shall have notified the Purchaser of the Seller’s unwillingness or inability to cure title defects or remove exceptions not among the Permitted Title Exceptions or among those title exceptions that the Seller has agreed to discharge pursuant to Section 4.02 hereof, because the cost of curing such title defects or removing such exceptions will exceed the Cure Amount, or if, as of the Closing Date (as the same may have been adjourned as provided in this Agreement), the Seller is unable to convey Acceptable Title to the fee simple of the Premises to the Purchaser, then the Purchaser may, upon notice to the Seller, terminate this Agreement.  The Purchaser may elect to consummate this transaction subject to such title defects or exceptions upon all of the terms and provisions and subject to all of the conditions set forth in this Agreement (except the obligation of the Seller to convey Acceptable Title) by giving notice to the Seller within five (5) Business Days after the effective date of the Seller’s notice.  If the Purchaser shall elect to consummate this transaction as provided in the Purchaser’s notice, the Seller shall convey the Property to the Purchaser without diminution of the Purchase Price, subject to the Permitted Title Exceptions and such additional title exceptions as the Seller shall have elected not to cure or remove except that Purchaser shall be entitled to a credit against the Purchase Price equal to the Cure Amount and subject to the Seller’s obligations to satisfy mortgages and liens pursuant to Section 4.02.  If the Purchaser shall have elected to terminate this Agreement pursuant to this Section 4.03 and such election shall not have been canceled as provided above in this Section 4.03, then the Seller and the Purchaser shall instruct the Escrow Agent to disburse the Escrow Fund to the Purchaser, and no party shall have any further rights or obligations hereunder.  Such rights to terminate this Agreement and to receive the Escrow Fund shall be the Purchaser’s sole remedies if the Seller is unwilling or unable to cure or remove any such title defect or exception.

5.     Closing.

5.01         The Closing shall take place on December 29, 2004.  The Purchaser may adjourn the Closing once until not later than January 14, 2004 by (i) the depositing with the Escrow Agent not later than December 27, 2004, the sum of five hundred thousand and no/100 ($500,000.00) dollars (or a letter of credit conforming to the requirements of Section 3.07), which sum shall be added to the Contract Deposit and applied, upon Closing, to the Purchase Price, and (ii) giving the Seller notice of such adjournment simultaneously with making such deposit.

5.02         The Seller and the Purchaser shall endeavor to agree upon preliminary estimates of the closing adjustments and prorations to be made in accord with Article 12 hereof at least three (3) Business Days prior to the Closing Date and the final adjustments and prorations not less than one (1) Business Day prior to the Closing Date.  At least one (1) Business Day prior to the Closing Date the Seller and the Purchaser shall deliver to the Escrow Agent the documents to be executed and delivered at the Closing pursuant to Article 11 hereof and the balance of the Purchase Price (as adjusted pursuant to Article 12).  Upon confirmation by the Escrow Agent that it is prepared to issue an owner’s form of title insurance policy to the Purchaser insuring Acceptable Title to the Purchaser and all other conditions precedent to its disbursement of the Purchase Price, the Escrow Agent shall wire the entire Purchase Price (as so adjusted) and all other moneys that the Escrow Agent is holding in immediately available funds to the Seller and its designees, if any.  Upon confirmation by the Seller that the funds have been received, the Escrow Agent shall then distribute the documents it is holding to the applicable parties and issue the Purchaser’s title insurance policy.

6.     Representations of the Purchaser.

6.01         The Purchaser represents and warrants to the Seller that:

(a)   THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN THE SELLER AND THE PURCHASER.  THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF THE SELLER AND THE PURCHASER, AND THE PURCHASER HAS CONDUCTED OR SHALL CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY.  OTHER THAN THE MATTERS SPECIFICALLY REPRESENTED HEREIN, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS PARAGRAPH ARE LIMITED, THE PURCHASER HAS NOT RELIED UPON AND SHALL NOT RELY UPON ANY REPRESENTATION OR WARRANTY OF THE SELLER OR ANY OF THE SELLER’S AGENTS OR REPRESENTATIVES NOT SPECIFICALLY SET FORTH HEREIN, AND THE PURCHASER HEREBY ACKNOWLEDGES THAT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NO SUCH REPRESENTATION HAS BEEN MADE.  THE PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, BY EXECUTING THIS AGREEMENT THE SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO THE PURCHASER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, ARE MADE BY THE SELLER OR RELIED UPON BY THE PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF ANY OF THE PROPERTY INCLUDING (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE BUILDINGS AND OTHER IMPROVEMENTS OR THE PERSONAL PROPERTY, (VI) THE FINANCIAL CONDITION OR PROSPECTS OF THE REAL PROPERTY, AND (VII) THE COMPLIANCE OR LACK THEREOF OF ANY OF THE BUILDINGS OR THE OTHER IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF THE SELLER AND THE PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY SHALL BE CONVEYED AND TRANSFERRED TO THE PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS.  The Purchaser is a knowledgeable, experienced and sophisticated purchaser of real estate, and it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property.  Prior to the date hereof and during the Due Diligence Period, the Purchaser has conducted or shall conduct such inspections, investigations and other independent examinations of the Property and related matters as the Purchaser deemed or deems necessary, including but not limited to the physical and environmental conditions thereof, and shall rely upon same and not upon any statements of the Seller (excluding the limited matters specifically represented by the Seller herein) or of any member officer, director, employee, agent or attorney of the Seller.  The Purchaser acknowledges that all information obtained by the Purchaser was or shall be obtained from a variety of sources, and the Seller shall not be deemed to have represented or warranted the completeness, truth, or accuracy of any of the documents or other such information heretofore or hereafter furnished to the Purchaser.  Upon Closing, the Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, that may not have been revealed by the Purchaser’s inspections and investigations.  The Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by the Seller, any agent of the Seller or any third party, except as specifically set forth herein.  The Seller is not liable or bound in any manner by any oral or written statements, representations, collateral to or relating to the Property, by the Seller, any agent of the Seller or any third party, except to the extent specifically provided herein.  The Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein.  The Purchaser acknowledges that the Purchase Price reflects the “as is, where is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property.  The Purchaser (with the Purchaser’s counsel) as fully reviewed the disclaimers and waivers set forth in this Agreement and understands the significance and effect thereof.  The Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that the Seller would not have agreed to sell the Property to the Purchaser for the Purchase Price without this disclaimer and other agreements set forth in this Agreement.  The terms and conditions of this paragraph (a) shall expressly survive the Closing, shall not merge with the provisions of any Conveyancing Instruments or other documents delivered in connection with the sale of the Property and shall be deemed to be incorporated into the deed conveying title to the Real Property.

(b)   Neither the Seller nor any broker or other person purporting to represent or speak on behalf of the Seller has made any representation respecting the financial condition or position of the Real Property or the Seller, any projected income from the Real Property, the marketability of the same, the state of the real estate market or any other matter respecting the financial or economic viability of the Real Property, except as may be specifically set forth in the Schedules hereto.

(c)   The Purchaser is not relying upon any statements made by or on behalf of the Seller concerning (i) the condition or operation or maintenance of the Real Property, or (ii) any other matter concerning any of the Property, not specifically stated in the body of this Agreement or in any Schedule hereto.

(d)   The Purchaser is not and shall not be as of the Closing Date an employee benefit plan as defined in Section 3(30) of ERISA, which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, and the assets of the Purchaser shall not constitute “plan assets” of one or more of such plans within the meaning of Department of Labor Regulation Section 2510.3-101.

(e)   The persons executing this Agreement on behalf of the Purchaser have been duly authorized to do so by the appropriate governing or managing authority of the Purchaser, and this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

6.02         Each of the representations and warranties made by the Purchaser in Section 6.01 is material and may only be waived by the Seller and only by means of a writing signed by it.

7.     Representations of the Seller.

7.01         The Seller represents and warrants to the Purchaser, that on the date hereof:

(a)   The persons executing this Agreement on behalf of the Seller have been duly authorized to do so by the appropriate governing or managing authority of the Seller, and this Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms.

(b)   The information with respect to the Real Property set forth in the following Schedules annexed hereto and made part hereof is, as of the date hereof, true and complete information respecting each of the sets of matters referred to in such Schedules: Schedules C (current rent roll of the Building), Schedule D (Contracts), Schedule F (employees of the Buildings), Schedule G (insurance coverage for the Buildings and Other Improvements), Schedule H (Personal Property as of the date thereon set forth), Schedule I (unpaid costs of improvements and allowances owed to Tenants under Leases), and Schedule J (unpaid commissions owed to brokers in connection with Leases).  Schedule E has been intentionally omitted.

(c)   The Seller has not received notice of violation of any zoning, building, fire or safety code, Environmental Law, the Federal Fair Housing Act or any state or municipal equivalent, or other applicable law that has not been discharged.

(d)   To the best of the Seller’s knowledge, it is not in material breach of any Lease and it has not received notice from any tenant of such a material breach that has not been cured;

(e)   It has not received notice of any material breach of any material obligation to any third party under any of the documents listed among the Permitted Title Exceptions or under any Contract that has not been cured.

(f)    No real estate tax contests are pending.

(g)   No apartment units comprising the Property are occupied by persons other than bona fide tenants, and no employees of Seller or its property manager are in possession of any apartments, except two employees under Leases that provide that any such Lease may be terminated upon ten (10) days’ notice if the relevant employee’s employment is terminated.

7.02         The Seller shall update and revise each of the Schedules referred to in paragraph (b) of Section 7.01 so that the same shall be accurate as of a date not earlier later than two (2) Business Days preceding the Closing Date, but no such updated and revised Schedule shall be deemed to be a representation (or contain representations) which shall survive the delivery of the Conveyancing Instruments at the Closing except as provided in Section 7.08 hereof.

7.03         No representation is made with respect to the existence of any Lease, tenancy, or Contract on the Closing Date, and the existence of any of the foregoing on the Closing Date is not a condition precedent to the Purchaser’s obligation to consummate this transaction.  Notwithstanding the foregoing, the updated rent roll shall be true, correct and complete as of the date made.

7.04         A representation of the Seller shall be deemed untrue or incomplete only if (i) the Purchaser did not know that such representation is untrue, (ii) such representation is factually untrue and (iii) such representation is material.  Notwithstanding the provisions of the preceding sentence, if the Purchaser shall discover any of the Seller’s representations to be untrue factually, the Purchaser shall give the Seller notice thereof promptly after discovering such fact and the Seller shall have the opportunity (not to exceed thirty (30) days) to correct any such untrue factual representation.  If the Seller is able to correct such conditions that made the representation untrue factually so that it is true as of the date of such correction, the representation shall be deemed true as if made accurately on the date hereof.  If the Purchaser fails to afford the Seller the opportunity to correct such condition, then the Purchaser shall be deemed to have waived any rights and remedies arising by reason of such untrue representation.

7.05         Subject to the terms and provisions of Section 7.04, the Purchaser’s sole right and remedy arising by reason of any untrue or incomplete representation discovered by the Purchaser prior to Closing shall be to terminate this Agreement and have the Escrow Fund paid to the Purchaser together with the Purchaser’s reasonable costs of due diligence up to $75,000.

7.06         All of the Seller’s representations hereunder shall be deemed merged in the Conveyancing Instruments and shall not survive the conveyances of the Property to the Purchaser, except as provided in Section 7.07.  The acceptance by the Purchaser of the Conveyancing Instruments by the Purchaser shall constitute conclusive proof that the Seller shall have performed all of its obligations under this Agreement and shall have no further or continuing obligations or liabilities to the Purchaser arising under or by virtue of this Agreement or out of the transactions contemplated by the parties hereto, except as may be expressly set forth in this Agreement or the closing documents.

7.07         The Seller’s representations set forth in Section 7.01 shall survive the Closing for one hundred eighty (180) days.  Following the Closing, if any such representation shall prove to be untrue or incomplete as defined in Section 7.04, the Purchaser may commence an action for the actual damages suffered thereby, provided that such action shall have been commenced within such 180-day period, time being of the essence.

8.     Purchaser’s Due Diligence.

8.01         In consideration of the Purchaser simultaneously herewith depositing with the Escrow Agent the Due Diligence Fee (which shall be payable to the Seller in accordance with Sections 3.02, 8.03, and 14.01), commencing on the date of this Agreement and expiring on December 1, 2004 or such earlier date as the Purchaser shall have waived its rights to terminate this Agreement under Section 8.03 (which right shall conclusively be deemed to have been waived by making the Contract Deposit pursuant to paragraph (b) of Section 3.02) (the “Due Diligence Period”), the Purchaser (and the Purchaser’s accountants, engineers and other consultants) may, subject to the terms and provisions of this Article 8 and upon at least two Business Days’ notice to the Seller,  (i) subject to the rights of tenants of the Premises, enter upon the Real Property for the purpose of making such inspections and surveys thereof as the Purchaser may desire, (ii) review the Leases and (iii) inspect, during regular business hours at the offices of the managing agent of the Real Property, the Contracts and the other books and records of such managing agent relating to the operation, leasing and maintenance of the Real Property.  Nothing in this Section 8.01 shall be construed to permit the Purchaser or any other person on behalf of the Purchaser to inspect or review any (x) income tax returns or files relating to income taxes of the Seller or any partner, officer, member, agent or other principal of the Seller or (y) reports, correspondence, memoranda or compendia of information prepared by counsel for the Seller which may be the subject of any privilege or by any other persons in contemplation of litigation or any other official proceeding or hearing, except real estate tax certiorari (or equivalent) proceedings.  The Seller reserves the right to have one or more representatives present at any such inspection, test, examination or walk-through of the Real Property and at any examination of the Leases, Contracts or books and records.  No test or physical penetration of any portion of the Real Property may be conducted without the prior approval of the Seller, which approval shall not be unreasonably withheld.  The Purchaser shall maintain and deliver to Seller certificates of comprehensive liability and property damage insurance in a coverage amount of not less than one million ($1,000,000) dollars per occurrence and underwritten by a carrier reasonably acceptable to the Seller, naming the Seller, its members and managing agent as insureds against any damage, injury, expenses and other liabilities which the undersigned may incur arising out of any negligence or misconduct by any of the Purchaser’s representatives while present at the Real Property to perform any activity permitted under this Section 8.01.  The Purchaser shall promptly pay the Seller the Seller’s cost to repair any damage to any Buildings and other Improvements caused by or resulting from activities associated with such representatives (excluding, however, conditions merely discovered by the Purchaser) and restore the damaged property to its condition immediately prior to such activities and shall indemnify Seller against any related costs.   During the Due Diligence Period, the Seller shall make available to the Purchaser and its representatives copies of the Leases, the Contracts, such Certificate(s) of Compliance or Occupancy and Residential Use Permits for the Buildings and other Improvements as are in the possession of the Seller and its managing agent, the most recent real estate tax bills for the Real Property, such plans and drawings of the Buildings and other Improvements as are in the possession of the Seller and its managing agent and, subject to the foregoing provisions of this Section 8.01, such other books and records of the Property, including, without limitation, the items set forth in Schedule K attached hereto, as are in the possession of the Seller and its managing agent.

8.02         (a)   All information respecting the Real Property obtained pursuant to Section 8.01 or other source not in the public domain prior to the Closing by the Purchaser or any other person acting on behalf of the Purchaser shall be held in the strictest confidence and shall not be revealed to any person (other than persons retained or employed by Purchaser, the Purchaser’s consultants and lenders, who have a need to know such information) except pursuant to subpoena or court or other competent authority’s order.  If the Purchaser or any person acting on behalf of the Purchaser shall be made the subject of a subpoena or the order of any court or other competent authority’s directing the Purchaser or such other person to divulge any such information, the Purchaser shall notify the Seller of such subpoena or order promptly after being served with the same to permit the Seller to contest such subpoena or court order or to seek such other protective relief as the Seller may deem desirable.  The Purchaser shall instruct each person to whom the Purchaser imparts any such information about the Real Property pursuant to this Article 8 to be bound by the terms and provisions of this Section 8.02.

(b)   All duly authorized representatives of the Purchaser who may participate in the Purchaser’s inspections and other due diligence shall be instructed by the Purchaser to be bound by the terms and provisions of this Section 8.02.

(c)   Provided that the Seller is not in material breach of this Agreement and the Purchaser has terminated this Agreement in accord with Section 8.03, the Purchaser shall deliver to the Seller, promptly after receipt by the Purchaser, copies of all title abstracts and reports, surveys, inspection and test reports and environmental and engineering reports with respect to the Real Property that may be prepared for the Purchaser by third-party engineers, providers, consultants or contractors.  All such copies shall be delivered without representation or warranty and may not be relied upon by the Seller.

(d)   The Purchaser shall not request any governmental authority to inspect any portion of the Real Property but the Purchaser may request from appropriate agencies information concerning zoning, compliance with codes or other ordinances and certificates of occupancy.

8.03         The Purchaser may terminate this Agreement for any reason on or before the expiration of the Due Diligence Period, time being of the essence, by giving the Seller notice of such termination, time being of the essence.  If the Purchaser shall so terminate this Agreement pursuant to this Section 8.03 and the Seller shall not have made an untrue or incomplete representation (as defined in Section 7.04) or other breach or default hereunder which shall have formed the basis of such termination, then the Purchaser shall direct the Escrow Agent to disburse the Due Diligence Fee of seventy-five thousand and no/100 ($75,000.00) dollars to the Seller in consideration of the Seller’s having removed the Property from the market for the duration of the Due Diligence Period and the balance of the Escrow Fund to the Purchaser (without the requirement of obtaining consent of the Seller and notwithstanding contrary instruction from the Seller) and neither party shall have any further obligation or claim against the other arising out of this Agreement (except for such claims as the Seller may have by reason of any covenant or condition set forth in Sections 8.01 or 8.02).  If the Purchaser shall not have given such notice of termination in a timely manner under this Section 8.03, then the right to terminate this Agreement pursuant to this Section 8.03 shall be deemed waived for all purposes, the right to terminate this Agreement pursuant to this Section 8.03 shall be of no force or effect, and the balance of the Contract Deposit (as specified in paragraph (b) of Section 3.02) hereof shall be unconditionally due and payable.  If this Agreement is not terminated pursuant to this Section 8.03, the Contract Deposit shall not be refundable to the Purchaser for any reason not specifically set forth herein.

8.04         Pursuant to the provisions of Section 8.01 and 8.02, the Purchaser may inspect the Real Property during the Contract Period subsequent to the Due Diligence Period.

9.     Operation of the Buildings and Other Improvements.

        During the Contract Period, the Seller shall (i) continue to manage, maintain, repair and operate the Real Property in accordance with the Seller’s customary practices, including, evicting tenants, making repairs, hiring and firing employees, entering into, modifying, and terminating Leases and Contracts, and applying security deposits under the Leases as permitted thereunder (provided, however, that without Purchaser’s prior written consent, Seller shall not enter into any Lease with a term in excess of one (1) year or with renewal options in favor of the tenant thereunder); (ii) not apply security deposits, except in connection with evicting a tenant or with respect of a tenant who has vacated his apartment; (ii) operate the Real Property in accordance with applicable laws; (iv) not enter into Contracts to which the

Purchaser shall be subject following the Closing, (v) operate the Real Property in accord with applicable laws and (vi) not enter into Leases except at arms-length, at fair market rents for terms customary in the market, on the Seller’s standard form of lease.  The Seller shall maintain insurance coverage for the Buildings and other Improvements comparable to the insurance referred to on Schedule G hereto.

10.  Environmental Liabilities.

10.01       Except in connection with the Seller’s breach of an express representation or warranty set forth herein, the Purchaser hereby waives any claim against the Seller, its partners, employees, and agents and affiliates arising out of any Hazardous Activity conducted or any Hazardous Substance or Hazardous Condition existing at, in or about the Real Property; provided, however, that such waiver shall not extend to third party claims for which the Purchaser may be liable as a result of any act or failure to act on the part of the Seller.

10.02       From and after the Closing, the Purchaser shall indemnify and hold the Seller, its partners, employees and agents and affiliates harmless against any cost, claim, or liability (including attorneys’ fees) arising by virtue of the existence at any time of any Hazardous Activity conducted at or any Hazardous Substance or Hazardous Condition first arising or occurring at, in or about the Real Property from and after the Closing Date caused or suffered by the Purchaser.

10.03       The obligations of the Purchaser pursuant to this Article 10 shall survive the delivery of the Conveyancing Instruments at the Closing.

11.  Closing Documentation.

11.01       At the Closing, the Seller shall deliver to the Purchaser:

(a)   the deed as heretofore described in Section 2.02;

(b)   an assignment and assumption agreement as heretofore described in Section 2.03 with respect to each of the Leases which shall provide that the Purchaser is assuming all of the obligations of the Seller under the Leases from and after the Closing Date;

(c)   a bill of sale, for any Personal Property being conveyed incidental to the Real Property as heretofore described in Section 2.04;

(d)   an assignment and assumption agreement as heretofore described in Section 2.05 of the Contracts which shall provide that the Purchaser is assuming all of the obligations of the Seller under the Contracts (including any obligations to union personnel and other persons who may be beneficiaries under any such agreements) from and after the Closing Date;

(e)   an assignment and assumption agreement as heretofore described in Section 2.06 of the licenses and permits and other items constituting Intangibles which shall provide that the Purchaser is assuming all of the obligations of the Seller under such licenses and permits from and after the Closing Date;

(f)    updated and revised Schedules pursuant to Section 7.02 hereof;

(g)   such instruction manuals, warranties and guarantees with respect to the Building’s systems, equipment and apparatus as are in possession of the Seller or the Seller’s managing agent;

(h)   all Leases and tenants files in the possession of the Seller or its managing agent as then are in effect;

(i)    the Contracts in the possession of the Seller or its managing agent as then are in effect;

(j)    any licenses and permits referred to herein and on any Schedule, the items referred to on Schedule H, and other items of Intangibles in the possession or control of the seller or its managing agent as then are in effect;

(k)   letters addressed to each of the tenants under the Leases, including statements to the effect that their respective security deposits under the Leases have been delivered to and received by the Purchaser (and containing such other statements and information as may be required pursuant to law to relieve the Seller of further liability for the maintenance and return of the security deposits under the Leases);

(l)    letters addressed to service providers informing them of either (i) the assumption of their Contracts by the Purchaser or (ii) the termination of their Contracts, provided, however, that the Contracts designated as “Cannot be Cancelled” on Schedule D shall be assumed by the Purchaser;

(m)  the Building’s managing agent’s records (excluding those deemed to be confidential by reason of any privilege asserted by the Seller) pertaining to the operation of the Building;

(n)   any and all plans, specifications, and drawings of the Buildings and other Improvements as are in the possession or control of the Seller or its managing agent;

(o)   a certification to the effect that the Seller is not a “foreign person” as defined in the Foreign Investment in Real Property Tax Act;

(p)   evidence of the authority of the Seller to consummate this transaction and proof of its legal subsistence as an entity as reasonable required by the Purchaser’s title insurance company;

(q)   an updated rent roll certified as accurate as of the Closing Date by the Seller;

(r)    records and correspondence in the possession of the Seller or the Seller’s managing agent in respect of the Contracts being assumed by the Purchaser;

(s)   a certification that the representations and warranties made in Section 7.01 (as updated pursuant to Section 7.02) are true and complete as of the Closing Date;

(t)    evidence of the termination of the management agreement between the Seller and its managing agent;

(u)   evidence of payment of Eastdil’s commission or Eastdil’s written agreement not to look to the Purchaser for payment of Eastdil’s commission; and

(v)   a customary owner’s affidavit in favor of the title insurance company insuring the Purchaser’s title (but no such affidavit shall impose liability upon the Purchaser for events or acts occurring after the Closing).

11.02       At the Closing, the Purchaser shall, as applicable, deliver or execute and deliver to the Seller:

(a)   the balance of the Purchase Price as adjusted for net closing adjustments between the Seller and the Purchaser as hereinafter provided;

(b)   the agreement of assignment and assumption of the Leases as heretofore described in Section 2.03;

(c)   the aforesaid assignment and assumption agreement of the Contracts as heretofore described in Section 2.05;

(d)   the aforesaid assignment and assumption agreement of the licenses and permits as heretofore described in Section 2.06;

(e)   the letters heretofore described in paragraph (k) of Section 11.01; and

(f)    evidence of the authority of the Purchaser to consummate this transaction and proof of its legal subsistence as an entity as reasonably required by the Purchaser’s title insurance company.

11.03.   Each of the parties shall execute such transfer tax and other tax returns incidental to this transaction as required by law and such other title affidavits documents as may be reasonably required to consummate the transactions under this Agreement in accordance with its Terms.

12.  Closing Adjustments; Closing Costs; and Transfer Taxes.

12.01       Subject to the terms and provisions of Section 12.02 and Section 12.03, the following items shall be adjusted at the Closing as of 11:59 p.m. of the day immediately preceding the Closing Date and the net amount of such closing adjustments shall be applied, as the case may be, as a credit to or debit against the balance of the Purchase Price payable at the Closing:

(a)   real estate taxes, assessments, vault fees, if any, and any other ad valorem taxes, provided that if a final bill for any of such real estate taxes, assessments, vault fees, or other ad valorem taxes has not been rendered as of the Closing Date for the then current or any prior fiscal period, then the adjustment for such real estate tax, assessment, vault fee or other ad valorem tax shall be made on the basis of the then available tax bills for the then most recent period, and such taxes and other items shall be prorated after the Closing when such final tax bill has been rendered and any amount owed by reason of such proration shall be paid promptly by the applicable party;

(b)   water charges and sewer rents (to the extent feasible, the Seller shall supply meter readings as close as possible to the Closing Date or if there are no such meters, then adjustments shall be based on the most recent bills therefor), to be reconciled, if necessary, after the Closing when bills for the period since the most recent meter readings or bills have been issued;

(c)   special district impositions, if any;

(d)   Contract fees or charges and fees and charges with respect to the Intangibles, if any;

(e)   license and permit fees for the licenses and permits being assigned and assumed as herein provided;

(f)    rents and other charges under the Leases (based on actual collections with no adjustment for concessions or abatements), provided that rents received by the Seller or the Purchaser following the Closing shall first be applied (and adjusted) to the month in which the Closing occurs, then to the then current month, and then to all periods following the then current month.  The Purchaser shall collect, report semi-annually through and including the first anniversary of the Closing Date, in writing to Seller, and hold in trust for the Seller’s benefit any such rents received after the Closing that are payable to the Seller hereunder.

(g)   gas and other fuel (if applicable) pursuant to a reading of the supplier of the same not earlier than forty-eight (48) hours prior to the Closing Date;

(h)   electricity charges based upon the last available electrical reading;

(i)    any other utilities including electricity services (to the extent feasible, the Seller shall supply meter readings as close as possible to the Closing Date or if there are no such meters, then adjustments shall be based on the most recent bills therefor), to be reconciled, if necessary, after the Closing when bills for the period since the most recent meter readings or bills have been issued;

(j)    all assessments and charges under the agreements recorded in Deed Book 6808 page 1706, Deed Book 6836 page 1792, Deed Book 6912 page 1925, and any amendments thereto entered into prior to the Closing Date, provided that any refund due to the Seller thereunder shall be credited to it at the Closing and Seller’s rights to such refund shall be assigned to the Purchaser; and

(k)   If adjusted pursuant to customary practice, Fairfax County Business, Professional and Occupation Tax for the (fiscal) year in which the Closing occurs.

12.02       To the extent that any rent or other charge or any other matter to be adjusted or apportioned at the Closing is based upon estimates or if complete information is not available at the Closing to make the final calculations as of the Closing Date or any rent or charge under any of the Leases is not payable by the tenants as of such date, then the Purchaser shall pay to the Seller that portion of such rents or charges applicable to all periods through the Closing Date (as are then calculable and, if not so calculable, then estimated based upon the most recent information available), provided, that if the Seller shall have collected any such rents, charges and other matters for any period occurring on and after the Closing Date, the Seller shall credit the Purchaser with the amount thereof.  If the information necessary to compute any closing adjustment is not available at the Closing or if any adjustment is based upon an estimate, then such adjustment shall be made as promptly as feasible following the Closing.

12.03       If either party shall discover any error in the computation of any closing adjustment, such error shall be corrected promptly following notification thereof by the discovering party to the other (provided, that such notification shall be given within thirty (30) days following the discovery thereof but not later than one (1) year following the Closing Date), and an appropriate payment to correct the same shall then be made.

12.04       If, at Closing, any then tenant of the Real Property, is delinquent in the payment of rent payable for any period expiring prior to the month in which the Closing occurs, the Purchaser shall purchase and the Seller shall sell, without representation or warranty, the Seller’s claims for such delinquencies for one-half (1/2) of the amount thereof (but the Purchaser’s maximum payment therefor shall not exceed ten thousand and no/100 ($10,000.00) dollars).

12.05       [Intentionally deleted].

12.06       At the Closing, the Purchaser shall assume any unpaid tenant referral fees (not to exceed $1,500), of which the Seller represents that as of the date hereof there are none.  The Seller shall, upon the Closing, terminate all utility company accounts and seek the return of all utility deposits the Seller shall have made with the utility companies and agencies servicing the Real Property.  The Purchaser shall open new accounts in its own name with the appropriate utility companies and agencies and shall indemnify the Seller for all liabilities sustained by the Seller for third party claims arising out of any failure of the Purchaser to open any such account timely.  This obligation shall survive the Closing.

12.07       At the Closing, the Seller shall, (i) credit the Purchaser with the amounts of security deposits and interest thereon and (ii) assign to the Purchaser at the Closing all non-cash security deposits under the Leases.  If any of such security deposits shall be in the form of certificates of deposit, letters of credit or other non-cash instruments, the Purchaser shall bear any transfer fees that may be levied in connection with any such assignment.  For the purposes of this Section 12.07, the amount of any such security deposits (whether in cash or other form) shall be that amount still retained by the Seller after applying, in accordance with Section 9.01, any such security deposit under the relevant Lease and retention by the Seller of any portion of interest earned on any security deposit, which under law a landlord under any lease may retain as a service fee or otherwise.

12.08       The Seller shall pay the State Grantor’s Tax imposed upon the conveyance of the Real Property by the Commonwealth of Virginia and one-half (1/2) of any fee charged by the Escrow Agent for its services pursuant to any provision of this Agreement.

12.09       The Purchaser shall pay the following expenses with respect to the conveyance of The Property pursuant to this Agreement.

(a)   premiums for its owner’s title insurance policy, any endorsements thereto, and any lender’s title insurance policy;

(b)   the cost of obtaining any update to any existing survey or a new survey of the Real Property;

(c)   any taxes imposed upon debt instruments imposed by the Commonwealth of Virginia or any political subdivision thereof and all fees and other charges payable to any lender to the Purchaser;

(d)   all other State and County transfer taxes;

(e)   one-half (1/2) of any fees charged by the Escrow Agent for its services pursuant to any provision of this Agreement; and

(f)  any transfer and/or license fees associated with software applications, licenses, and programs to be conveyed to the Purchaser pursuant hereto.

12.10       Each party hereto shall bear its own attorney’s legal charges with respect to the transactions to be consummated pursuant hereto.

12.11       The obligations of the parties under this Article 12 shall survive the Closing.

13.          Risk of Loss.

13.01       For the purposes of this Article 13, the following terms used herein shall have the meanings ascribed to them:

(a)   “Damage or destruction” shall mean any damage to or the destruction in whole or in part of any of the Buildings and other Improvements on the Premises;

(b)   “Insubstantial damage or destruction” shall mean any damage or destruction the estimated cost of repair or restoration made in good faith by any independent contractor retained by the Seller does not exceed $1,000,000.

(c)   “Substantial damage or destruction” shall mean any damage or destruction the estimated cost of repair or restoration made in good faith by any independent contractor retained by the Seller exceeds $1,000,000.

(d)   “Taking” shall mean the vesting of title of any estate or interest in any portion of the Real Property in any governmental or quasi-governmental authority or any other person or entity by virtue of the exercise of the power of eminent domain.

13.02       If there shall occur prior to the Closing any insubstantial damage or any Taking of a portion of the Real Property the estimated value of which (as determined by the Seller’s casualty insurer) does not exceed $1,000,000, or, in the case of a Taking, does not result in (i) the loss of reasonable access to the Premises, (ii) the loss of any apartment unit or parking spaces, or (iii) that would cause the Real Property to be non-conforming under any applicable zoning or land use law, ordinance, permit, or approval so that it could not be converted to condominium ownership, this Agreement shall continue in full force and effect and the Purchaser shall receive an assignment of all of the Seller’s right, title and interest to the insurance proceeds or condemnation award, as applicable, to be paid (or theretofore paid) accruing to the owner of the Premises for such damage or Taking, plus a credit against the Purchase Price in amount equal to Seller’s deductible.  Notwithstanding the foregoing, if the Seller’s insurance company has not admitted liability by the Closing Date for an amount to restore any insubstantial damage or destruction, the Seller may adjourn the Closing for up to sixty (60) days to obtain the insurance company’s agreement to cover such loss and if at the expiration of such 60-day period, such agreement has not been obtained and the Seller has not agreed to reduce the Purchase Price by the estimated value of such loss, the Purchaser may elect, by notice given within ten (10) Business Days after the expiration of such 60-day period, to consummate this transaction without diminution of the Purchase Price (except for the amount of any insurance deductible) or terminate this Agreement.  If the insurer has agreed to liability for such loss or if the Seller shall have agreed to reduce the Purchase Price by such amount, this Agreement shall not be terminated.  If the Purchaser does not timely make any election under this Section 13.02 a right to which it is granted, then this Agreement shall be deemed terminated.  Upon a termination of this Agreement pursuant to this Section 13.02, the Escrow Fund shall be paid to the Purchaser as its exclusive remedy.

                        13.03       If there shall occur prior to the Closing any substantial damage or any Taking of a portion of the Real Property the estimated value of which (as determined by the Seller’s casualty insurer) exceeds $1,000,000, or, in the case of a Taking, results in (i) the loss of reasonable access to the Premises, (ii) the loss of any apartment unit or parking spaces, or (iii) that would cause the Real Property to be non-conforming under any applicable zoning or land use law, ordinance, permit, or approval so that it could not be converted to condominium ownership, then the Purchaser may elect to (i) terminate this Agreement by giving notice of such election to the Seller within ten (10) Business Days after receiving notice of such event (with the estimate of the value of such loss), whereupon this Agreement shall be terminated and the Seller and the Purchaser shall instruct the Escrow Agent to disburse the Escrow Fund to the Purchaser or (ii) accept an assignment of the Seller’s insurance proceeds payable on account of such damage or destruction and purchase the Property in accordance with the terms hereof without diminution of the Purchase Price, except the amount of any deductible under the Seller’s insurance policy, which shall be credited to the Purchaser.  Notwithstanding the provisions of the preceding sentence, the Seller may negate any such notice of termination in the case of a substantial damage or destruction by giving the Purchaser notice of the Seller’s intent to restore or replace the portions of the Property so damaged or destroyed and if such portions of the Property are restored or replaced by the Closing Date (which the Seller may adjourn up to sixty (60) days to effect), then the Property shall be conveyed in accordance with the terms hereof without diminution of the Purchase Price.  If such restoration or replacement is not completed by the Closing Date (as the same may have been adjourned), then the Purchaser may terminate this Agreement and, as its sole remedy, either (a) receive payment of the Escrow Fund or (b) purchase the Property in accordance with the terms of this Agreement without diminution of the Purchase Price (except for insurance deductibles) and with Seller’s assignment of all insurance proceeds with respect to such damage or destruction.

14.  Escrow.

14.01       (a)   The Escrow Agent shall deposit the Contract Deposit in an interest-bearing account with a bank or other institution reasonably satisfactory to the Seller and the Purchaser, but the Escrow Agent shall be under no duty to maximize the rate of return on the Escrow Fund or to insure against any reduction in the value of the Escrow Fund by reason of any loss in value of any security in which the Escrow Fund is invested.  Any decrease in the value of the Escrow Fund shall be at the Purchaser’s risk.

(b)   If the Property is conveyed to the Purchaser in accordance with the terms of this Agreement or if this Agreement shall be terminated for any reason other than the default of the Seller, Seller’s inability (through no fault of the Purchaser) or unwillingness to convey the Property to the Purchaser in accordance with the terms of this Agreement or the Purchaser’s termination hereof pursuant to Section 8.03, then the Escrow Fund and Due Diligence Fee shall be disbursed to the Seller, except that any interest earned on the Contract Deposit shall be disbursed to the Purchaser.  If the Property is not conveyed to the Purchaser in accordance with the terms of this Agreement and this Agreement shall be terminated due to the default of the Seller or its inability (through no fault of the Purchaser) or unwillingness to convey

Acceptable Title to the Real Property or if the Purchaser terminates this Agreement pursuant to Section 8.03, then the Escrow Fund shall be disbursed to the Purchaser.  Notwithstanding the foregoing, if the Purchaser shall have delivered one or more letters of credit pursuant to Section 3.07, then at Closing, the Purchaser shall pay to the Seller in immediately available funds the principal amount(s) of such letter(s) of credit and the letter(s) of credit shall be returned to the Purchaser.

(c)   Prior to delivering the Escrow Fund to the Seller or the Purchaser pursuant to paragraph (b) above (except at the Closing or pursuant to Section 8.03), the Escrow Agent shall deliver to the Seller and the Purchaser notice of the Escrow Agent’s intention to deliver the Escrow Fund.  If, within five (5) Business Days after tendering such notice, the Escrow Agent shall not have received a notice from either party instructing the Escrow Agent not to deliver the Escrow Fund as specified in the Escrow Agent’s notice, the Escrow Agent shall deliver the Escrow Fund to the party so specified.  If, however, the Escrow Agent receives within such five (5) Business Day period written instructions from either party that the Escrow Agent should not so deliver the Escrow Fund, the Escrow Agent shall continue to hold the Escrow Fund (subject to the Escrow Agent’s right to commence an action by way of interpleader, in which case the Escrow Fund shall be delivered to the Clerk of the Supreme Court of the State of New York, New York County) until it receives a notice executed by the Seller and the Purchaser instructing the Agent to whom the Escrow Fund should be disbursed or delivery of a copy of any final judicial order to the Escrow Agent, whereupon the Escrow Agent shall disburse the Escrow Fund as provided in such joint instructions or order.  The Seller and the Purchaser hereby agree to submit themselves to the jurisdiction of the courts of the State of New York sitting in New York County, and service upon them may be effected by the Escrow Agent in any way provided by statute.  If the Escrow Fund (or portion thereof) is represented by one or more letters of credit, and the Escrow fund is to continue to be held by the Escrow Agent is not authorized to release the Escrow Fund, then the Purchaser shall substitute cash in lieu of such letter(s) of credit within five (5) Business Days of notice to do so again by the Purchaser and if cash is not so substituted, then the Escrow Agent shall forthwith, and hereby is irrevocably instructed to, deliver the letter(s) of credit to the Seller.

14.02       (a)   The Escrow Agent has agreed not to charge a fee for performing its duties hereunder.  The Seller and the Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from all expenses, including legal fees and charges (including legal fees and charges at the Escrow Agent’s standard fees and charges if the Escrow Agent shall elect to represent itself, either with or without outside counsel) and other liabilities incurred by the Escrow Agent arising out of this Agreement, except to the extent that such expenses or liabilities result from the Escrow Agent’s willful misconduct.  The provisions of this Article 14 shall survive the delivery of the Conveyancing Instruments at the Closing or the termination of this Agreement.

(b)   The Escrow Agent may resign upon ten (10) days’ prior notice to each of the Seller and the Purchaser and (i) depositing the Escrow Fund with the Clerk of the County of Fairfax, Virginia or (ii) transferring the Escrow Fund to a bank or other institution acceptable to the Seller and the Purchaser which shall have assumed in writing the obligations of the Escrow Agent pursuant to this Agreement.  Upon the effective date of such resignation, the Escrow Agent shall have no further obligations arising hereunder and shall be released from all liability arising out of this Agreement, except its willful misapplication of any portion of the Escrow Fund.

(h)   The Escrow Agent shall have no liability for its failure to perform any obligation hereunder, except arising by reason of its willful misconduct.  Notwithstanding the foregoing, the Escrow Agent is hereby released from liability for any act performed or omitted to be performed in good faith in its performance of its duties hereunder.  The Escrow Agent shall not be required to inquire into the authority of any person purporting to give a notice on behalf of the Seller or the Purchaser and may assume that all signatures are genuine.  It is understood and agreed that the persons and firms referred to in Article 18 as counsel for each of the Seller and the Purchaser are authorized to give notices to the Escrow Agent pursuant to this Article 14.

(i)    The Seller and the Purchaser acknowledge that the Escrow Agent is acting solely as a stakeholder hereunder and not the agent of either party in connection with its escrow obligations hereunder.  The escrow created hereunder and the obligations of the Escrow Agent as an escrow agent hereunder are for the benefit of the parties to this Agreement only, and no other person shall have any rights hereunder nor shall the Escrow Agent have any obligations or duties to any other person other than a party to this Agreement by reason or arising out of this Article 14.

14.03       The Escrow Agent is executing this Agreement solely for the purpose of agreeing to the terms of this Article 14, Section 7.08, and Section 8.03.  The provisions of Section 14.02 shall apply to the conduct of the Escrow Agent pursuant to Section 7.08 and Section 8.03.

14.04       The Escrow Agent shall be a beneficiary of the terms of this Article 14.

15.  Default; Conditions to Closing.

15.01       If the Purchaser shall default hereunder, the parties agree that the Seller shall sustain damages that shall be difficult or impossible to measure.  The parties agree that the Seller shall retain the Escrow Fund as liquidated damages as its exclusive remedy if the Purchaser defaults hereunder and that such amount represents a fair and reasonable estimation of the damages to Seller from such default.

15.02       If the Seller shall be unable to perform (i.e., fails to perform for reasons beyond the Seller’s control) any of its material obligations hereunder or if any representation made by the Seller, subject to the foregoing provisions of Article 7, shall be proven to be untrue and incomplete (as understood pursuant to Article 7), the Purchaser’s sole remedy shall be to terminate this Agreement and be paid the proceeds in the Escrow Fund, the cost of the Purchaser’s examination of title at the rate imposed by the Purchaser’s title insurance company for performing such examination without issuing a title insurance policy and up to $75,000 for the costs of the Purchaser’s due diligence.  If the Seller shall default (i.e., willfully and intentionally fails to perform notwithstanding that it is within the Seller’s power to do so) in its obligation hereunder to convey the Property as herein required, the Purchaser’s sole remedy shall be (i) to bring an action for specific performance or (ii) at Purchaser’s election, to receive the sum of five hundred thousand  ($500,000) dollars as liquidated damages (it being difficult or impossible to measure the Purchaser’s damage and such amount representing a fair and reasonable estimation of the Purchaser’s damages from such a default) and the return of the Escrow Fund.  The Purchaser hereby waives the right to attach or lien any property (real or personal) of the Seller or to file a lis pendens (or equivalent attachment) against any portion of the Real Property, the Personal Property, or any other asset of the Seller, for any purpose under this Agreement, including any enforcement of any right or remedy arising out of any claimed breach of this Agreement by the Seller, except in connection with any proper action for specific performance permitted hereunder.

15.03       The obligation of the Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by the Purchaser in its sole discretion:

(a)   The Seller shall have delivered to the Purchaser all of the items required to be delivered to the Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof;

(b)   All of the representations and warranties of the Seller contained in this Agreement shall be true in all material respects (but shall be deemed to have been made on the Closing Date with appropriate modifications permitted under this Agreement);

(c)   The Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by the Seller as of the Closing Date, including, without limitation, conveying to the Purchaser Acceptable Title to the Real Property;

(d)   No material change has occurred in (i) the zoning designation applicable to the Real Property or (ii) the status of any approval, license or permit applicable to the Real Property; and

(e)   No governmental action (such as but not limited to the imposition of a sewer or water moratorium or permit allocation scheme) shall have been taken, by any applicable governmental authority, which would prevent the occupancy or use of the apartments or condominium units comprising or to comprise the Real Property.

15.04       The obligation of the Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by the Seller in its sole discretion:

(a)   The Seller shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement;

(b)   The Purchaser shall have delivered to the Seller all of the items required to be delivered to the Seller pursuant to the terms of this Agreement;

(c)   All of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date; and

(d)   The Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by the Purchaser as of the Closing Date.

15.05       Except in connection with (a) a failure to tender (i) funds required hereunder or (ii) documents required hereunder for Closing or (b) where a cure period is already provided for herein, neither party shall be in breach or default hereunder, nor shall the remedies in this Section 15 be exercised by either party, until written notice of the alleged breach or default has been provided to the other party, and such party has failed to cure such breach or default within five (5) days; provided, however, that if the alleged breach or default is of a nature that it cannot be cured by exercise of reasonable diligence within such five (5) day period, then the foregoing cure period shall be extended for the period of time reasonably necessary to cure such alleged breach or default not to exceed sixty (60) days.

16.  No Assignment.

Neither this Agreement nor any of the rights or obligations of the Purchaser under this Agreement may be assigned by the Purchaser to any party not affiliated with the Purchaser without the prior written consent of the Seller.  The transfer, directly or indirectly, of the record or beneficial ownership of a majority of the equity interests of the Purchaser, whether in a single transaction or a series of transactions shall constitute an assignment of this Agreement.

17.  Brokers.

The Seller and the Purchaser hereby each mutually represents and warrants to the other that Eastdil is the sole broker instrumental in negotiating and/or effecting this Agreement.  The Seller agrees to pay any commission Eastdil may have earned pursuant to separate agreements between the Seller and Eastdil.  The Purchaser shall indemnify and hold the Seller harmless from and against any claim, action, cause of action or other liability or expense (including, without limitation, attorneys’ fees) that the Seller may incur by reason of any claim for a commission in connection herewith by any person or entity other than Eastdil with whom the Purchaser may have dealt.  The provisions of this Article 17 shall not constitute a third-party beneficiary contract.  The provisions of this Article 17 shall survive the Closing or the sooner termination of this Agreement.

18.  Notices.

All notices and other communications required to be given under this Agreement shall be in writing, signed by the party (or such party’s counsel) serving the notice or other communication, and sent by reputable overnight courier service (such as Federal Express, DHL, United Parcel Service) or facsimile transmission, to the address of the party to whom given as set forth below or to such other address as either party may designate in writing in the manner herein prescribed, and all such notices and other communications shall be deemed effective on (i) the Business Day following such notice as communication having been delivered to such overnight courier or (ii) upon the receipt of a facsimile transmission, provided that such transmission is received by 5:00 p.m. (local time at such addressee’s office) at the addressee’s offices as set forth below and if not so received, shall be effective as of the Business Day next following the successful transmission thereof.  Addresses (offices) to which notices shall be sent are as follows:

To the Seller:

Fair Oaks Penderbrook Apartments L.L.C.

c/o W&M Properties, L.L.C.

60 East 42nd Street

New York, New York  10165-0015

Attention:  Vincent M. Sultana

Telefax Number:  (212) 986-7679

with a copy to counsel:

Wien & Malkin LLP

60 East 42nd Street – 48th Floor

New York, New York  10165-0015

Attention:  Jack K. Feirman

Telefax Number:  (212) 986-8795

To the Purchaser:

Comstock Penderbrook, L.C.

c/o Comstock Homes, Inc.

11465 Sunset Hills Road, Suite 510

Reston, Virginia 20190

Attention:  Christopher Clemente

Telefax Number:  (703) 760-1520

with a copy to:

Comstock Penderbrook, L.C.

c/o Comstock Homes, Inc.

11465 Sunset Hills Road, Suite 510

Reston, Virginia 20190

Attention:  Jubal Thompson, Esq.

Telefax Number:  (703) 760-1520

with a copy to counsel:

Hunton & Williams, LLP

1751 Pinnacle Drive, Suite 1700

McLean, Virginia 22102

Attention:  Sean H. Curtin, Esq.

Telefax Number:  (703) 714-7410

To the Escrow Agent:

8221 Old Courthouse Road

Suite 300

Vienna, Virginia 22182

Attention: Julie Grant

Telefax Number:  (      )           -

19.  Exchange Provisions.

19.01       The Seller intends, for the benefit of the Seller, that the conveyance of the Real Property may be a part of a tax deferred exchange pursuant to §1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, at no cost to the Purchaser.  In connection with such tax deferred exchange, the Seller shall have the right to assign the right, title and interest of the Seller in and to this Agreement to a “qualified intermediary” (as defined in Reg. §1.1031(k)-1(g)(4)(iii)).  If the Seller shall so assign this Agreement, the Purchase Price (or any portion as prescribed by the Seller) shall be paid to such qualified intermediary.

19.02       The Purchaser shall cooperate with the Seller in connection with effecting such tax-deferred exchange and shall execute such documents (including an assignment of this Agreement) as the Seller, the Seller’s counsel, the qualified intermediary, and such qualified intermediary’s counsel (or any of them) shall deem necessary or desirable to consummate such exchange transaction; provided that (i) the Purchaser shall be reimbursed by the Seller for any costs and expenses which the Purchaser would not otherwise have incurred but for its participation in such exchange program by reason of this Section; (ii) the Purchaser shall not be required to incur any liability, risk, cost or expense in connection with the exchange including, but not limited to, attorneys’ fees and recordation costs, or taking title to any property; (iii) the exchange does not delay Closing; and (iv) any assignment of this Agreement to the qualified intermediary is done pursuant to a written agreement, which expressly permits the Purchaser to pursue the original Seller hereunder for defaults and breaches hereunder.  The Seller shall indemnify and hold the Purchaser harmless from and against all costs, expenses, and liabilities that the Purchaser may incur by reason of its participation in such exchange program.

20.  Miscellaneous.

20.1         Confidentiality.     The Purchaser has heretofore executed a confidentiality agreement with respect to the dissemination of information respecting the Real Property and other matters which may be or may have been learned in connection with the Purchaser’s extending an offer to purchase the same and in connection with its due diligence.  Such confidentiality agreement continues to be in full force and effect and shall remain so during the Contract Period, and any default thereunder shall constitute a material default under this Agreement.  In this respect, any information not in the public domain respecting any of the Property or the Seller or its members or agents hereafter acquired by the Purchaser or any representative of the Purchaser by reason of any inspection of any portion of the Premises, the Buildings and Other Improvements to any person or entity shall be deemed to be confidential and shall not be disseminated to any person or entity without the consent of the Seller, except as expressly permitted under paragraph (a) of Section 8.02 prior to Closing.  The Purchaser shall not release or suffer the release of any information regarding the execution of this Agreement, the terms hereof or any other publicity or information to any person, except as specifically permitted by this Agreement.  The obligations under this Section 20.01 shall survive the termination of this Agreement without the occurrence of a Closing.

20.2         Captions and Headings.     Article and Section captions and headings are inserted only as a matter of convenience and for reference and they shall not be construed to define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

20.3         Parties Bound.     The covenants, conditions and agreements contained in this Agreement bind and inure to the benefit of the Seller and the Purchaser and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

20.4        No Recording.     Neither this Agreement nor any memorandum or short form hereof may be recorded.

20.5         Entire Agreement.     This Agreement contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Agreement.

20.6         No Oral Modifications.     This Agreement may not be changed, modified, terminated or discharged, in whole or in part, except by a writing, executed by the party against whom enforcement of the change, modification, termination or discharge is to be sought.

20.7         Partial Invalidity.      If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

20.8         Submission of Agreement.     It is understood and agreed that this Agreement is being submitted to the Purchaser on the understanding that it shall not be considered an offer and shall not bind the Seller in any way until (i) the Purchaser has duly executed and delivered duplicate originals hereof to the Seller and the Contract Deposit to the Escrow Agent and (ii) the Seller has executed and delivered one of said originals to the Purchaser.

20.9         Survival of Obligations.     Notwithstanding anything herein set forth to the contrary, the termination or cancellation of this Agreement pursuant to any provision hereof or by operation of law shall not be construed to include any obligation specifically stated to survive the termination or cancellation of this Agreement.

20.10       Governing Law.     This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia without regard to the application of conflicts of laws doctrines.

20.11       Counterparts.     This Agreement may be executed in any number of counterparts each of which when executed and delivered shall constitute an original, and all such counterparts, when taken together shall be deemed to be but one and the same Agreement.

20.12       Facsimile Counterparts.     The exchange of counterparts of this Agreement among the parties by means of facsimile transmissions which shall contain accurate reproductions of the signatures hereto shall constitute a valid exchange of this Agreement and it shall be binding upon the parties hereto.

IN WITNESS WHEREOF, the Seller and the Purchaser have respectively executed this Lease as of the day and year first above written.

FAIR OAKS PENDERBROOK APARTMENTS L.L.C.
By:	Malkin Penderbrook L.L.C., Managing Member

	By:	/s/ Peter Malkin
Name: Peter L. Malkin
Title: Managing Member

	By:	/s/ Anthony Malkin
Name: Anthony E. Malkin
Title: Managing Member

Taxpayer/Employer Identification No: *******

COMSTOCK HOMES, INC.

By:	/s/ Christopher Clemente
Name: Christopher Clemente
Title: Chief Executive Officer

Taxpayer/Employer Identification No: *********

Solely as to the Article 14 and Section 8.03 escrow provisions:

PREMIER TITLE

By:
Name:
Title:

SCHEDULE A

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

Metes and Bounds Description of the Premises

Beginning at a point on the Easterly R/W line of West Ox Road, Route 608 said point marking the P.C. of a 55 foot radius return at the Southeasterly intersection of the said West Ox Road and Penderbrook Drive, as dedicated in D.B. 6613 at Pg. 963 on the land records of Fairfax County, Virginia; thence with the said return a curve to the right whose chord is N 43° 10’ 00” E, 81.21 feet, an arc distance of 91.36 feet to a point on a Southerly R/W line of the said Penderbrook Drive; thence with the said R/W line of the said Penderbrook Drive the following courses: with a curve to the right whose radius is 729.95 feet (and whose chord is S 64° 26’ 02” E, 612.64 feet) an arc distance of 632.22 feet; S 39° 37’ 20” E, 395.59 feet with a curve to the left whose radius is 576.00 feet (and whose chord is S 57° 32’ 30” E, 354.44 feet) an arc distance of 360.29 feet to a point marking the P.C. of a 25 foot radius return at the Southwesterly intersection of the said Penderbrook Drive and South Penderbrook Drive; thence with the said return a curve to the right whose chord is S 33° 24’ 42” E, 33.49 feet, an arc distance of 36.69 feet to a point on the Westerly R/W line of the said South Penderbrook Drive; thence with the said R/W line of South Penderbrook Drive with a curve to the left whose radius is 476.00 feet (and whose chord is S 02° 16’ 57” E, 180.35 feet) an arc distance of 181.45 feet and S 13° 12’ 10” E, 483.33 feet to a point marking the Northeasterly corner of the Fairfax County Housing Authority; thence running with the Northerly and Westerly lines of the property of the Fairfax County Housing Authority the following courses: with a curve to the left whose radius is 28.50 feet (and whose chord is N 68° 08’ 37” W, 18.32 feet) an arc distance of 18.65 feet; with a curve to the right whose radius is 121.50 feet (and whose chord is N 78° 32’ 30” W, 35.28 feet) an arc distance of 35.40 feet; N 70° 11’ 36” W, 43.08 feet; N 84° 49’ 33” W, 73.50 feet; N 71° 38’ 22” W, 36.91 feet with a curve to the right whose radius is 936.00 feet (and whose chord is N 67° 19’ 29” W, 93.69 feet) an arc distance of 93.72 feet and S 28° 55’ 50” W, 188.50 feet to a point on a Northerly Boundary of Penderbrook LTD.; thence with the said Boundary of Penderbrook LTD. N 84° 32’ 18” W, 122.85 feet and with a curve to the right whose radius is 300.00 feet (and whose cord is N 74° 16’ 20” W, 106.93 feet) an arc distance of 107.51 feet to a point on an Easterly Boundary of the property of the Fairfax County Board of Supervisors; thence with the Easterly and Northerly boundaries of the said Board of Supervisors N 13° 09’ 12” W, 885.23 feet and S 62° 09’ 05” W, 236.69 feet to a point on the aforementioned R/W line of West Ox Road; thence with the said R/W line of West Ox Road the following courses:  with a curve to the left whose radius is 2919.79 feet (and whose chord is N 28° 55’ 18” W, 83.50 feet) and arc distance of 83.50 feet; N 29° 44’ 27” W, 251.91 feet with a curve to the right whose radius is 899.93 feet (and whose chord is N 18° 01’ 27” W, 365.50 feet) an arc distance of 368.06 feet and N 06° 15’ 00” W, 29.66 feet to the point of beginning.

SCHEDULE B

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

Permitted Title Exceptions

1.               Restrictive Covenants appearing of record in Deed Book 6808 at Page 1704, Deed Book 6836 at Page 1792 and in Deed Book 6912 at Page 1925, but omitting any restrictions based on race, color, religion or national origin.

2.               Easements granted unto Virginia Electric and Power Company by instrument recorded in Deed Book 990 at Page 507; Deed Book 6558 at Page 1013; Deed Book 6795 at Page 1752; Deed Book 6828 at Page 987; Deed Book 6828 at Page 1023 and in Deed Book 6953 at Page 1976.

3.               Easement granted unto Fairfax County Water Authority by instrument recorded in Deed Book 6783 at Page 718.

4.               Easement granted unto Chesapeake and Potomac Telephone Company by instrument recorded in Deed Book 6857 at Page 771.

5.               Easement granted unto Fairfax County Water Authority and Fairfax County Board of Supervisors by instrument recorded in Deed Book 6613 at Page 955.

6.               Easement granted unto Fairfax County Board of Supervisors granted in Deed Book 6905 at Page 819.

7.               Easements and agreements to and with Penderbrook Community Association, Inc., in Deed Book 7116 at Page 595.

8.               Storm water detention agreement recorded in Deed Book 6607 at Page 1553.

9.               Cable service and telecom agreements, if any.

SCHEDULE C

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

Rent Roll

Rent Roll follows this page.

SCHEDULE D

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

Contracts

Contracts follow this page.

SCHEDULE E

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

[Intentionally Omitted]

SCHEDULE F

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

Employees

Schedule of Employees follows this page.

SCHEDULE G

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

Insurance Coverage for the Buildings and other Improvements

Schedule of Insurance follows this page.

SCHEDULE H

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

Personal Property

Schedule of Personal Property follows this page.

SCHEDULE I

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

Unpaid Tenant Improvement Costs

None

SCHEDULE J

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

Brokerage Commissions Owed

None

SCHEDULE K

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

1.               The Survey;

2.               Log (together with reasonable back-up information) of all work orders and tenant complaints relating to the Property for the past two (2) years; and

3.               Zoning and residential use permits information

EXHIBIT 1

to

Purchase and Sale Agreement, dated as of November 9, 2004

between

Fair Oaks Penderbrook Apartments L.L.C., Seller,

and

Comstock Penderbrook, L.C., Purchaser

Deed to the Real Property